Exhibit 99.1

Diodes Incorporated Announces Appointment of Brett Whitmire as CFO

Plano, TX – February 22, 2019 – Diodes Incorporated (Diodes) (NASDAQ: DIOD) today announced the appointment of Brett Whitmire, Diodes' Corporate Controller and Principal Accounting Officer, as Chief Financial Officer effective March 1, 2019.  Whitmire will succeed current CFO, Richard (Rick) White, who has been in the role for 10 years. White plans to remain with the company part-time as Corporate Secretary and Special Assistant to the CEO.

Whitmire, 53, has 30 years of industry experience and has been with Diodes for over eight years.  Whitmire holds both a Bachelor's degree in Mechanical Engineering and an MBA from The University of Texas at Austin.  In addition, Whitmire worked at Freescale Semiconductor as CFO for the Analog and Sensors Division and previously worked at Texas Instruments for 20 years. At TI, he served in a variety of finance and operational leadership positions, including seven years as vice president, while serving as the finance and operations executive for the high-volume Analog and Logic Division and the head of corporate supply chain.

"On behalf of the entire company and management team, I would like to thank Rick for his years of service to Diodes and his many contributions to our financial organization. Brett and Rick have worked closely together for many years and have similar backgrounds as well as a shared commitment to ethical and transparent operations. Brett brings discipline, financial acumen and skill to the role. Further, his leadership positions across finance, operations and controller at Texas Instruments, Freescale and Diodes, have provided him with in-depth knowledge of the semiconductor business as well as international operations, finance and accounting," commented Dr. Keh-Shew Lu, Diodes President and Chief Executive Officer.

White, 71, joined Diodes in 2006 as Senior Vice President of Finance and was appointed Chief Financial Officer in 2009.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application-specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facility is located in Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus, and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

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Company Contact: Investor Relations Contact:

Diodes Incorporated Shelton Group

Emily Yang Leanne K. Sievers

VP, Worldwide Sales and MarketingEVP, Investor Relations

P: 972-987-3900P: 949-224-3874

E: pressinquiries@diodes.com E: lsievers@sheltongroup.com